EXHIBIT 10.5

March 19, 2003

Larry Goldberg

1156 Via de la Paz

Pacific Palisades, CA  90272

Re:                             Your Employment Agreement dated January 1, 2001 (the “Employment Agreement”)

Dear Larry:

This letter confirms our agreement to amend the terms of your Employment Agreement with Activision Publishing, Inc. in accordance with the provisions set forth below (“Amendment”).  Capitalized terms not defined in this Amendment shall have meanings ascribed to them in the Employment Agreement.

The specific amendments to the Employment Agreement shall be as follows:

1.               Paragraph 1 is deleted in its entirety and is replaced with the following:

“The term of your employment under this agreement shall commence on January 1, 2001 and expire on April 1, 2005, unless earlier terminated as provided below.”

2.               Paragraph 2(a) is amended by adding the following provision to the end of such Paragraph:

“Commencing on April 1, 2004 through the duration of the term of your employment, you shall receive a base salary of $435,000.”

3.               Paragraph 2(e) is amended by adding the following provision to the end of such Paragraph:

“Without limiting the generality of the foregoing, you are also being granted, under Employer’s existing or modified stock option plan, options to purchase 50,000 shares of Employer’s common stock.  Such options are in addition to the stock options previously granted to you by Employer.  The options will be issued upon execution of this Amendment and will have an exercise price that will be the low market price of such common stock on the dated the options are issued.  Commencing April 1, 2003, the options will vest ratably over five years with twenty percent (20%) of the amount granted vesting at the end of each such year.  Such options will be governed in all other respects by Employer’s stock option plan in effect at the time of the grant.”

Except as specifically set forth above, all terms and condition contained in the Employment Agreement shall remain unmodified and in full force and effect.

If the foregoing accurately reflects your understanding of the provisions of your Employment Agreement that is being amended pursuant to this letter, please so indicate by signing in the space provided below:

Very truly yours,

/s/ Ronald Doornink
Ron Doornink

President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Larry Goldberg
Larry Goldberg